AMENDMENT NO. 3 TO
                       REGISTRATION RIGHTS AGREEMENT

         This AMENDMENT NO. 3 TO REGISTRATION RIGHTS AGREEMENT (this "AMENDMENT") is entered into by FOREST OIL CORPORATION, a New York corporation (the "COMPANY"), and THE ANSCHUTZ CORPORATION, a Kansas corporation (the "SHAREHOLDER"), this 1st day of September, 1998.

         The Company and the Shareholder entered into a Registration Rights Agreement dated as of May 19, 1995, and amended as of November 5, 1996 and June 25, 1998 (the "REGISTRATION RIGHTS AGREEMENT"). Terms not otherwise defined herein have the meanings stated in the Registration Rights Agreement or, if not defined therein, in the Purchase Agreement (as defined therein).

         The Board of Directors of Forest, in approving an amendment to the Shareholders Agreement dated as of July 27, 1995 between Forest and Anschutz, as amended (the "SHAREHOLDERS AGREEMENT"), also approved certain amendments to the Registration Rights Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. The definition of "Registrable Shares" in the last sentence of Recital D is hereby amended to read in its entirety as follows:

         The Shareholder Shares and, when acquired by the Shareholder, the Tranche B Warrant Shares, and the Forest Shares (acquired by the Shareholder pursuant to a Purchase and Sale Agreement dated as of August 6, 1998 between the Shareholder and the Company) and other shares of Common Stock of the Company beneficially owned by the Shareholder from time to time, in each case to the extent, and only to the extent, such acquisition or beneficial ownership is not expressly prohibited by the Shareholders Agreement, are collectively referred to as the "REGISTRABLE SHARES."

         2. Except as otherwise provided herein, all provisions of the Registration Rights Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

         3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

                                    FOREST OIL CORPORATION

                                    By:    /s/ DANIEL L. MCNAMARA
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                                    Name:      Daniel L. McNamara
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                                    Title:     Secretary

                                    THE ANSCHUTZ CORPORATION

                                    By:    /s/ CRAIG D. SLATER
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                                    Name:      Craig D. Slater
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                                    Title:     Vice President
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